Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Samantha Cohen
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. INCREASES QUARTERLY CASH DIVIDEND 33%

AND ANNOUNCES THREE-FOR-TWO STOCK SPLIT

ROCHESTER, N.Y. – November 15, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has approved a 33% increase in the Company’s quarterly dividend to $.12 per share. The increased dividend rate will be effective commencing with the regular quarterly dividend payable on December 13, 2010 to shareholders of record as of December 3, 2010, including shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled.

Separately, the Company’s Board of Directors has declared a three-for-two stock split of the Company’s common stock to be effected in the form of a 50% stock dividend. The stock split will entitle all shareholders of record at the close of business on December 13, 2010 to receive one additional share of the Company’s common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about December 23, 2010. Cash will be paid in lieu of issuing fractional shares based on the closing price of the Company’s common stock on December 13, 2010 (as adjusted for the stock split). Monro has approximately 20 million shares outstanding and, after giving effect to the stock split, will have approximately 30 million shares outstanding.

Following the three-for-two stock split on December 23, 2010, it is anticipated that, in declaring the fourth and final quarterly cash dividend in March 2011 for the 2011 fiscal year, the Board would ratably reduce the dividend payment from $.12 per share to $.08 per share (a reduction of 33%) to reflect the stock split (an increase of 33%). As a result, the aggregate amount to which each shareholder would be entitled would remain unchanged.

“In addition to increasing our dividend five times in the last five years, we are pleased to announce our third stock split in the last seven years, which we anticipate will enhance the attractiveness of our stock to a wider group of investors and further increase the liquidity of our shares,” said Robert G. Gross, Chairman and Chief Executive Officer. “While we remain focused on generating strong organic growth and expanding our market share through opportunistic acquisitions, we are also firmly committed to maximizing shareholder value. Over the past decade, Monro has increased comparable store sales every year. Further, incorporating our estimated diluted earnings per share range from $2.00 to $2.06 for fiscal 2011, we are on track to generate compound annual earnings growth of approximately 30% over the last three years. Both the dividend increase and the stock split underscore the confidence of the Board and management team in the future prospects of the Company and our ability to continue to achieve strong, long-term financial performance.”

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 784 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, volatility in the capital markets and other events which affect the liquidity of our shares, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2010.

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